Exhibit 99.(11)(c)

CLIFFORD CHANCE US LLP 31 West 52nd St. New York, NY 10019 TEL +1 212 878 8000 FAX +1 212 878 8375 www.CliffordChance.com

May 19, 2009

Morgan Stanley Institutional Fund, Inc. Global Value Equity Portfolio

522 Fifth Avenue

New York, NY 10036

Morgan Stanley Institutional Fund, Inc. Global Franchise Portfolio

522 Fifth Avenue

New York, NY 10036

Re:

Agreement and Plan of Reorganization for the Exchange of Shares of Morgan Stanley Institutional Fund, Inc. Global Franchise Portfolio for Substantially All of the Assets of Morgan Stanley Institutional Fund, Inc. Global Value Equity Portfolio

Ladies and Gentlemen:

We have acted as counsel to Morgan Stanley Institutional Fund, Inc. Global Value Equity Portfolio (the “Target Fund”), a series of an open-end management investment company, and Morgan Stanley Institutional Fund, Inc. Global Franchise Portfolio (the “Acquiring Fund”), a series of an open-end management investment company, in connection with the transactions involving the Target Fund and the Acquiring Fund (the “Reorganization”), which are proposed to occur pursuant to and in accordance with the terms of the Agreement and Plan of Reorganization, dated November 20, 2008 (the “Reorganization Agreement”), between the Target Fund and the Acquiring Fund, as described in the Registration Statement on Form N-14, File No. 333-156437 filed pursuant to the Securities Act of 1933 on December 23, 2008 as amended through the date hereof (the “Registration Statement”), including the Joint Proxy Statement and Prospectus (the “Proxy Statement”), filed as part of the Registration Statement. Pursuant to the Reorganization, substantially all of the assets of the Target Fund will be transferred to the Acquiring Fund in exchange for the assumption by the Acquiring Fund of all stated liabilities of the Target Fund and shares of the Acquiring Fund (the “Acquiring Fund Shares”). The Target Fund will distribute the Acquiring Fund Shares received to its shareholders (the “Shareholders”) in liquidation of the Target Fund. After the Reorganization, the Target Fund will cease to operate, will have no assets remaining, and will be deregistered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and dissolved under the laws of the State of Maryland. All capitalized terms used herein, unless otherwise defined, have the meanings set forth in the Reorganization Agreement. This opinion letter is being delivered in connection with Pre-Effective Amendment No. 2 to the Registration Statement.

In connection with rendering these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Reorganization Agreement, (ii) the Registration Statement, Proxy Statement and other documents, exhibits, attachments and schedules contained therein, (iii) written representations and covenants of the Acquiring Fund and the Target Fund concerning certain facts underlying and relating to the Reorganization set forth in a letter dated as of the date hereof (the “Representation Letter”), and (iv) such other documents and materials as we have deemed necessary or appropriate for purposes of the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have not made an independent investigation of the facts set forth in the Registration Statement, the Reorganization Agreement or such other documents that we have examined. We have consequently assumed in rendering these opinions that the information presented in such documents or otherwise furnished to us accurately and completely describes in all material respects all facts relevant to the Reorganization.

We have also assumed for purposes of rendering these opinions that (i) the representations of the Acquiring Fund and the Target Fund set forth in the Representation Letter are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing Date; (ii) the statements made concerning the Reorganization in the Reorganization Agreement and the Proxy Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Closing Date; (iii) the Reorganization will be consummated in accordance with the terms of the Reorganization Agreement; and (iv) the Acquiring Fund and the Target Fund have complied with and will continue to comply with the covenants and agreements set forth in the Representation Letter and the Reorganization Agreement. Our opinions could be affected if any of the facts set forth in the Reorganization Agreement, the Proxy Statement or the Representation Letter are or become inaccurate or if there is a failure to comply with any of the covenants and agreements set forth in the Reorganization Agreement or the Representation Letter.

The opinions set forth below are based on the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history with respect thereto, rules and regulations promulgated by the Treasury Department thereunder, court decisions, and published rulings and administrative pronouncements issued by the Internal Revenue Service with respect to all of the foregoing, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be asserted by the Internal Revenue Service, or that a court considering these issues would not hold contrary to such opinions.

Based on and subject to the foregoing, and subject to the qualifications and limitations stated herein and such examinations of law as we have deemed necessary, we are of the opinion that, for U.S. federal income tax purposes:

1.   The transfer of the Target Fund’s assets in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of certain stated liabilities of the Target Fund followed by the distribution by the Target Fund of the Acquiring Fund Shares to the

Shareholders in exchange for their Target Fund shares pursuant to and in accordance with the terms of the Reorganization Agreement will constitute a “reorganization” within the meaning of Section 368(a)(1)(C) of the Code, and the Target Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

2.   No gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Target Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the stated liabilities of the Target Fund;

3.   No gain or loss will be recognized by the Target Fund upon the transfer of the assets of the Target Fund to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the stated liabilities or upon the distribution of the Acquiring Fund Shares to the Shareholders in exchange for their Target Fund shares;

4.   No gain or loss will be recognized by the Shareholders upon the exchange of the shares of the Target Fund for the Acquiring Fund Shares;

5.   The aggregate tax basis for the Acquiring Fund Shares received by each of the Shareholders pursuant to the Reorganization will be the same as the aggregate tax basis of the shares in the Target Fund held by each such Shareholder immediately prior to the Reorganization;

6.   The holding period of the Acquiring Fund Shares to be received by each Shareholder will include the period during which the shares in the Target Fund surrendered in exchange therefor were held (provided such shares in the Target Fund were held as capital assets on the date of the Reorganization);

7.   The tax basis of the assets of the Target Fund acquired by the Acquiring Fund will be the same as the tax basis of such assets of the Target Fund immediately prior to the Reorganization;

8.   The holding period of the assets of the Target Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Target Fund; and

9.   The statements in the Proxy Statement under the heading “The Reorganization - Tax Aspects of the Reorganization” are correct in all material respects to the extent they constitute matters of law or legal conclusions.

We express our opinions herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Reorganization under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. The opinions stated above represent our conclusions as to the application of the U.S. federal income tax laws existing as of the date of this letter to the Reorganization. We can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions.

The opinions set forth above represent our conclusions based upon the assumptions, documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the accuracy of our opinions. The opinions set forth herein are as of the date hereof, and we undertake no obligation to update these opinions in the event that there is either a change in the legal authorities, facts or documents on which these opinions are based or an inaccuracy in the representations or assumptions on which we have relied in rendering these opinions.

These opinions are being provided to you solely in connection with the filing of the Registration Statement. These opinions may not be relied on by you for any other purpose or relied upon by, or furnished to, any other person without our prior written consent.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us under the headings “Synopsis - Tax Consequences of the Reorganization,” “The Reorganization - Tax Aspects of the Reorganization” and “Legal Matters.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP